EXHIBIT 99.1

TOR Minerals Announces Receipt of Nasdaq Staff Deficiency Letter

Related to Minimum Bid Price

CORPUS CHRISTI, Texas, September 18, 2009 - TOR Minerals International (the "Company") (Nasdaq:  TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced receipt of a Staff Deficiency Letter, dated September 15, 2009, from Nasdaq indicating that the Company fails to comply with the "Minimum Bid Price" requirement for continued listing set forth in Listing Rule 5550(a)(2) (the "Rule").

The Rule requires listed securities to maintain a minimum bid price of $1.00 per share.  Based upon the closing bid price for the last 30 consecutive business days through September 14, 2009, the Company no longer meets this requirement.  Consequently, a deficiency exists with regard to the Rule.  However, the Rules also provide the Company with a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance.

If at anytime during this grace period the bid price of the Company's security closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and this matter will be closed.

In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period on March 15, 2010, it will receive written notification that its securities are subject to delisting.  At that time, the Company may appeal the delisting determination to a hearing's panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.  If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment, the possibility that the Company's common stock may be delisted by Nasdaq and other factors.

Contact for Further Information:
David Mossberg
Three Point Advisors, LLC
(817) 310-0051